Exhibit 99.1

E.K. Ranjit

Chief Financial Officer

Digimarc Corporation

503-495-4625

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Reports Third Consecutive Quarter of Improved Profitability

Tualatin, OR — Oct. 21, 2003 — Digimarc Corporation (NASDAQ: DMRC) today announced total revenues of $22.3 million and net income of $1.3 million for the quarter ended September 30, 2003. This marked the company’s third consecutive profitable quarter, and its seventh consecutive quarter of improved financial performance.

Total revenues for the third quarter of 2003 were $22.3 million, down $4.2 million or 16% from the $26.5 million reported in the comparable period of 2002, which included revenues from an unusually large international sale that was fully delivered during that period.  Basic and diluted net income per share for the third quarter of 2003 were $0.07 based on 18.75 million basic and 19.73 million diluted weighted average shares.  This compares with a net loss per share of $0.05 based on 17.46 million weighted average basic and diluted shares for the comparable period of 2002.

Total revenues for the first nine months of 2003 were $66.6 million, up $0.7 million or 1% from the $65.8 million reported in the comparable period of 2002.  Basic and diluted net income per share for the first nine months of 2003 were $0.09 and $0.08, respectively, compared to basic and diluted net loss per share of $0.49 reported in the comparable period of 2002.

“We are pleased to report another solid quarter of improving financial performance with third quarter diluted earnings per share at the high end of our guidance and in line with the First Call consensus” said E.K. Ranjit, CFO of Digimarc. “Our net income for the first nine months of 2003 improved $10.1 million or 57 cents per diluted share from the comparable period a year ago. Third quarter gross margin was the best since December 2001 and during the third quarter we continued to generate positive cash flow from operations. In August 2003, we raised approximately $23.7 million net of expenses in a private placement adding a number of high quality investors and further strengthening our Balance Sheet.”

“Digimarc’s financial performance for the quarter is indicative of the growing demand we are seeing for our secure identification and digital watermarking solutions,” said Bruce Davis,

chairman and CEO, Digimarc. “During the quarter, Florida, one of the largest states in the country, approved a multi-year contract with Digimarc for the production and supply of a new digital driver license issuance system, and Kansas announced that it would incorporate our IDMarc digital watermarking features into its driver license as well as implement our leading-edge photo identity verification system as a means to fight fraud within the driver license issuance process.”

Davis continued, “In addition to these deals in the ID Systems business, we saw a number of promising developments for digital watermarking, including the expansion of our licensing agreement with audio watermarking licensee Verance to cover new fields of use and the decision by Universal Pictures, one of Verance’s customers, to deploy audio watermarking for improved management and protection of Universal’s video entertainment assets.”

“On the corporate level, we are pleased to have successfully raised approximately $23.7 million in equity financing in the quarter, which will help us, among other things, better exploit certain growth and market development opportunities,” said Davis.

Business Outlook

The following statements concerning projections of future financial performance are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business or mergers and acquisitions. Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

We estimate that fourth quarter 2003 total revenues will be in the range of $24.0 million to $25.0 million.  Revenues are highly dependent on a number of factors including, but not limited to, general economic conditions, the company’s ability to predict card issuance volumes from existing state drivers license programs, the company’s ability to secure new contracts, the political and competitive environment in countries in which the company seeks business, changes in customer order or usage patterns, and changes in the demand for the company’s products and services.

We expect gross margins in the fourth quarter of 2003 to be in the range of 44 to 46 percent. Gross margin may be higher or lower than expected due to a number of factors including, but not limited to, competitive pricing actions, changes in estimated product costs, and changes in the company’s estimated revenue mix.

We expect combined operating expenses for research, development and engineering and selling, general and administrative of approximately $9.5 million to $10.5 million in the fourth quarter of 2003.  Operating expenses, particularly certain marketing and compensation-related expenses, vary depending on the level of revenue and profits.  We expect non-cash charges related to the amortization of deferred stock compensation to be approximately $115,000 in the fourth quarter. These charges relate to options granted to employees in 1999, prior to the company’s initial public offering.  These charges are included in the operating expenses of $9.5 million to $10.5 million stated above.  The company will record the last of these charges in the fourth quarter of 2003.

We expect to record a provision for income taxes of approximately $50,000 during the fourth quarter of 2003 that relates to taxes payable in foreign locations.  Income taxes for domestic operations are expected to be zero during the same period due to net operating loss carry forward benefits the company has from prior periods.

We expect other income, consisting mainly of interest income, to be approximately $170,000 in the fourth quarter of 2003, assuming no material change in average cash balances or interest rates from the third quarter ending cash balance.

Based on the above assumptions, we estimate diluted earnings per share to be in the range of $0.07 to $0.10 for the fourth quarter of 2003.  The fourth quarter diluted earnings per share calculation includes approximately 1.8 million shares from the company’s private placement transaction completed in August 2003.  For the full year 2003, we expect diluted earnings per share to be in the range of $0.15 to $0.18.

Conference Call:

Digimarc will hold its Q3 2003 earnings conference call today, at 2 p.m. PDT/5 p.m. EDT.  The call will feature Bruce Davis, Digimarc chairman and CEO; Paul Gifford, Digimarc president and COO; and E.K. Ranjit, Digimarc CFO.  As in the past, the event will be open to the general public and the media.  The call will be broadcast live by Web cast at www.digimarc.com or www.streetevents.com.  At Digimarc’s Web address, the call will be available by clicking on the “Q2 Earnings Release Conference Call” icon on the “Investor Relations” page.  This Web cast will also be available for later listening at www.digimarc.com/investor/events.asp and www.streetevents.com for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Webcast Archive.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of digital watermarking and secure personal identification technologies and solutions used in a wide range of security, identification and digital media content applications.

Digimarc provides more than 60 million personal identification documents and driver licenses per year for 33 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity to all media content and enhances the security of financial documents, identity documents and digital images.

Digimarc has an extensive intellectual property portfolio, with 122 issued U.S. patents with more than 2,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies. The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San

Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements reflective of financial guidance for Digimarc’s fourth fiscal quarter and fiscal year 2003, statement regarding indications of demand for Digimarc’s secure identification and digital watermarking solutions, statements implicating future benefits to the company from particular contracts, statements indicating promising developments for Digimarc’s digital watermarking business, and any other statements containing words such as “believes,” “expects,” “estimates” or “anticipates” and words of similar import or statements of management’s opinion.  These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to, among other things, changes in economic, business, competitive, technological and/or regulatory factors.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including, but not limited to, in the company’s Form 10-Q for the fiscal quarter ended June 30, 2003, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risks Related to Our Business” and “Risks Related to Our Markets.”  Guidance offered by Digimarc represents a point-in-time estimate made by management of Digimarc.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements, including guidance, in order to reflect events or circumstances that may arise after the date of this press release, whether they arise as a result of new information, future events, or otherwise.

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002
Revenues:
Digimarc Digital Watermarking (DWM)	$2,472	$3,176	$7,261	$7,730
Digimarc ID Systems (DIDS)	19,828	23,338	59,289	58,079
Total revenues	22,300	26,514	66,550	65,809

Cost of revenues	11,706	17,275	35,945	39,988

Gross profit	10,594	9,239	30,605	25,821
Percentage of gross profit to total revenues	47.5%	34.8%	46.0%	39.2%

Operating expenses:
Research, development and engineering	1,179	2,588	5,228	7,986
Selling, general and administrative	7,910	7,372	22,862	25,282
Restructuring charges	—	—	—	493
Stock-based compensation	316	447	1,178	1,381
Total operating expenses	9,405	10,407	29,268	35,142

Operating income (loss)	1,189	(1,168)	1,337	(9,321)

Other income (expense), net	146	240	416	857
Income (loss) before provision for income taxes	1,335	(928)	1,753	(8,464)
Provision for income taxes	51	—	153	—
Net income (loss)	$1,284	$(928)	$1,600	$(8,464)

Net income (loss) per share — basic	$0.07	$(0.05)	$0.09	$(0.49)
Net income (loss) per share — diluted	$0.07	$(0.05)	$0.08	$(0.49)

Weighted average shares - basic	18,752	17,461	18,072	17,290
Weighted average shares - diluted	19,727	17,461	18,840	17,290

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$58,944	$30,382
Restricted cash	5,009	15,702
Short-term investments	14,029	7,090
Total cash, cash equivalents and investments	77,982	53,174
Accounts receivable, net	13,107	15,133
Inventory, net	5,078	5,091
Other current assets	2,643	3,107
Total current assets	98,810	76,505

Long-term assets, net	59,917	55,962
Total assets	$158,727	$132,467

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,100	$8,008
Accrued payroll and related costs	2,138	1,387
Deferred revenue	3,084	3,732
Other current liabilities	31	69
Total current liabilities	9,353	13,196

Other long-term liabilities	—	7

Stockholders’ equity	149,374	119,264
Total liabilities and stockholders’ equity	$158,727	$132,467

###